Exhibit 23.3

CONSENT OF INDEPENDENT ACCOUNTANT

We hereby consent to the use in this Registration Statement on Form F-4 of Newbelco SA/NV of our report dated 10 June 2016 relating to the financial statements of SABMiller plc, which appears in such Registration Statement. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ PricewaterhouseCoopers LLP

PricewaterhouseCoopers LLP

London, United Kingdom

26 August 2016